UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2014

AUDIOEYE, INC.

DELAWARE	333-17746	20-2939845
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9070 South Rita Road, Suite 1450

Tucson, Arizona 85747

(Address of principal executive offices)

(866) 331-5324

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Reference is made to Item 5.02 with respect to the engagement of Paul Arena as Executive Chairman/Chairman of the Board of AudioEye, Inc. (the “Company”).

Item 5.02                                           Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Effective January 27, 2014, Paul Arena (“Executive”) was engaged by the Company as Executive Chairman/Chairman of the Board pursuant to the terms of an Executive Employment Agreement (the “Agreement”).  Executive replaces Craig Columbus as Chairman of the Board.  Mr. Columbus remains as a director.  Under the Agreement, Executive will have direct responsibility working in conjunction with the Company’s Chief Executive Officer, over operations, sales marketing, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing and auditor interfacing.  The initial term of Executive’s employment is two years.  Executive’s base salary is $275,000 per year.  Executive is to receive a signing bonus of $35,000 and is entitled to a quarterly bonus of up to $50,000 based on recognized revenues for the applicable quarter and additional bonuses at the discretion of the Company’s Board of Directors or Compensation Committee.  Executive has been granted five year warrants to purchase 250,000 shares of the Company’s Common Stock at an exercise price of $0.40 per share and stock options to purchase 1,500,000 shares at an exercise price of $0.40 per share subject to vesting as set forth in the Agreement.  Pursuant to a separate Performance Share Unit Agreement dated as of January 27, 2014 (the “PSU Agreement”), the Company granted to Executive an award of up to 3,000,000 Performance Share Units (“PSU’s”).  Each PSU represents the right to receive one share of Common Stock.  The number of PSUs that Executive actually earns will be determined by the level of achievement of the performance goals set forth in the PSU Agreement.

From May 2000 to present, Executive, age 55, has held the positions of Chairman of the Board, Chief Executive Officer, President and owner of AIM Group, Inc., an investment holding company.  Previously, from June 2010 to December 2012 he held various executive positions including Chairman of the Board, Chief Executive Officer, Principal Financial Officer of Augme Technologies, Inc. and subsidiaries (now known as Hipcricket, Inc.).  From February 2002 to March 2010, Executive held various executive positions including Chairman of the Board, Chief Executive Officer, Principal Financial Officer and founder of Geos Communications (formerly i2 Telecom International) and its subsidiaries.  Executive served in various executive capacities including Chairman of the Board, Chief Executive Officer, President and founder of Cereus Technology Partners, Inc. and its subsidiaries, from May 1991 to April 2000. Cereus became a NASDAQ-listed public company that achieved a market capitalization in excess of $350 million prior to Executive’s departure. During 1994, Executive was a financial advisor to and became a minority interest owner in Great Lakes Pulp & Fiber, Inc., a $224 million project financing and one of the world’s largest paper recycling facilities.

From June 1990 to August 1991, Executive was a financial consultant. From February 1988 to January 1990, he was a Senior Vice President and partner of Gulfstream Financial Associates, Inc., a subsidiary of the Kemper Group. During the period 1982 through 1988, Executive held Vice President positions with Cralin & Co., Drexel, Burnham, Lambert, Inc. and Interstate Securities Corporation, all New York Stock Exchange member investment firms. Executive assisted in the deal structuring and financing of converting motion picture films into color, mercury detection devices for drilling rigs, ATM debit cards, color video telephones, color FAX transmissions, Internet service providers, enterprise application services, mobile marketing and advertising, Internet telephony; various types of manufacturing and; various commercial real estate ventures for hotel, shopping center, and multi-family housing projects.

Item 8.01                                           Other Events

On January 30, 2014, the Company issued a press release with respect to the appointment of Paul Arena as Executive Chairman/Chairman of the Board of the Company.

Item 9.01                                           Financial Statements and Exhibits.

10.1                        Executive Employment Agreement dated as of January 27, 2014 between the Company and Executive as Executive Chairman/Chairman of the Board.

10.2                        Performance Share Unit Agreement dated as of January 27, 2014 between the Company and Executive.

99.1                        Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2014	AUDIOEYE, INC.

	By:	/s/ Nathaniel T. Bradley
Nathaniel T. Bradley, President and Chief
Executive Officer

Index to Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement dated as of January 27, 2014 between the Company and Executive as Executive Chairman/Chairman of the Board.

10.2	Performance Share Unit Agreement dated as of January 27, 2014 between the Company and Executive.

99.1	Press Release.